Exhibit 99.1

Contact:

Julie C. Cunningham

Investor Relations & Corporate Communications

Metabasis Therapeutics, Inc.

Ph:  858-622-3973

Email:  Cunningham@mbasis.com

METABASIS THERAPEUTICS ANNOUNCES FIRST QUARTER 2005 RESULTS

FOR IMMEDIATE RELEASE

SAN DIEGO, CA. May 12, 2005 — Metabasis Therapeutics, Inc. (NASDAQ: MBRX) today announced financial results for the first quarter ended March 31, 2005.  Revenues for the first quarter of 2005 were $397,000, compared to $4.2 million for the prior year period.  The $3.8 million decrease in revenues was due to lower milestone payments compared to the prior year period.  Net loss for the quarter ended March 31, 2005 was $6.2 million, or $0.35 per share on a fully diluted basis, compared to a net loss of $512,000, or $0.37 per share on a fully diluted basis, for the prior year period.

Research and development expenses for the first quarter of 2005 increased by $1.4 million compared to the prior year period primarily due to higher costs associated with preclinical and clinical trials and increased headcount in research and development.  General and administrative expenses for the first quarter of 2005 increased by $616,000 compared to the prior year period primarily due to costs associated with becoming a publicly traded company and increased headcount in various administrative areas.

As of March 31, 2005, Metabasis had $38.2 million in cash, cash equivalents and securities available-for-sale, compared to $43.9 million as of December 31, 2004, a decrease of $5.7 million. The decrease was primarily due to the use of cash to fund ongoing operations and principal and interest payments on capital lease obligations.

“Our first quarter saw continued progress on two of our clinical stage product candidates, pradefovir for hepatitis B (Phase IIb) and MB07133 for primary liver cancer (Phase I/II),” said Dr. Paul Laikind, chairman, CEO and president of Metabasis.  “While one study is continuing on our third clinical stage product candidate, CS-917 for Type 2 diabetes, both CS-917 and our second generation product candidate called MB07803 currently remain under review.  We made excellent progress during the quarter on several preclinical programs and expect to be providing more information on these developments in the coming months.”

First Quarter Highlights

•                  Continued to make excellent progress on the development of pradefovir, a HepDirect product candidate for the treatment of hepatitis B we are developing in collaboration with Valeant Pharmaceuticals International.  Enrollment has been completed in the previously announced Phase IIb open-label, randomized, multiple dose study being conducted at approximately 20 sites in the U.S., Taiwan, Singapore and South Korea.  Treatment duration will be 48 weeks with an interim analysis planned at 24 weeks.  The interim data analysis is expected to occur around mid-year and, if warranted, could lead to the initiation of Phase III trials.

•                  Extended and expanded collaboration with Merck & Co. to identify novel small molecule therapeutics for the treatment of hepatitis C virus (HCV) infections.  The agreement, which extends through 2005, enables Merck to contribute drug candidates and fund Metabasis’ efforts to apply its technologies, including HepDirect and other technologies, to Merck’s candidates with the goal of producing a drug candidate suitable for clinical development.

•                  Published the article, “Liver-targeted Drug Delivery Using HepDirect Prodrugs” in the February 2005 issue of The Journal of Pharmacology and Experimental Therapeutics.

•                  Presented “MB06322 (CS-917): A potent and Selective Inhibitor of Fructose 1,6 -Bisphosphatase for Controlling Gluconeogenesis in Type 2 Diabetes” and “Design, Synthesis and SAR of Novel Phosphonates as Potent and Selective FBPase Inhibitors with Oral Efficacy in Rodent Models of Type 2 Diabetes” at the American Chemical Society National Meeting in San Diego in March.

Conference Call:

The Metabasis management team will host a conference call and live webcast to discuss first quarter results at 2:00 p.m. Pacific Time (5:00 p.m. EDT) today.  Individuals interested in participating in the call may do so by dialing 800-901-5259 for domestic callers and 617-786-4514 for international callers.  Please specify to the operator that you would like to join the “Metabasis First Quarter Earnings Conference Call.”  The conference call will be webcast live on Metabasis’ website at http://www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs principally to treat metabolic diseases, cancer and certain other diseases linked to pathways in the liver.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ technology and the HepDirect™ technology.  The HepDirect technology, a liver-targeting prodrug technology, was used to develop pradefovir and MB07133 and is also being used in a partnership with Merck to discover new treatments for hepatitis C.  Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives, the initiation, progress and completion of clinical trials for Metabasis’ product candidates, the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaboration with Merck, the expansion of Metabasis’ board of directors and management team, and the reinforcement of Metabasis’ proprietary position, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’

actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of  its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the year ended December 31, 2004.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$38,178	$43,855
Other current assets	1,434	1,651
Total current assets	39,612	45,506
Property and equipment, net	2,257	2,354
Other assets	153	—
Total assets	$42,022	$47,860

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,531	$3,699
Other current liabilities	1,203	901
Total current liabilities	4,734	4,600
Long-term liabilities	1,207	1,396
Stockholders' equity	36,081	41,864
Total liabilities and stockholders' equity	$42,022	$47,860

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Sponsored research	$344	$344
Milestones	—	3,500
License fees	—	125
Other revenue	53	201
Total revenues	397	4,170

Operating expenses:
Research and development	5,097	3,653
General and administrative	1,311	695
Amortization of employee stock-based compensation	429	343
Total operating expenses	6,837	4,691

Loss from operations	(6,440)	(521)
Total interest income, net	205	9

Net loss	$(6,235)	$(512)

Basic and diluted net loss per share	$(0.35)	$(0.37)
Shares used to compute basic and diluted net loss per share	17,843	1,371

Pro forma basic and diluted net loss per share	$(0.35)	$(0.04)
Pro forma shares used to compute basic and diluted net loss per share (1)	17,843	12,415

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-of converted method as of the beginning of the period.